CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuse and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 24, 1997, relating to the financial statements and financial highlights of Evergreen Income and Growth Fund
(formerly, known as Evergreen Total Return Fund), which report is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Auditors" and "Fincial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
--------------------------------
Price Waterhouse LLP
New York, NY 10036
March 24, 1997